UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 17, 2007
FIRST SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33156	20-4623678
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
4050 East Cotton Center Boulevard
Building 6, Suite 68
Phoenix, Arizona 85040
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (602) 414-9300
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.
     On December 17, 2007, First Solar, Inc. (“First Solar”) announced that John Gaffney will join the company as its Executive Vice President and General Counsel, effective January 15, 2008. Mr. Gaffney will lead First Solar’s legal, corporate development, government affairs and corporate communications activities and will report to Mike Ahearn, Chief Executive Officer of First Solar. Mr. Gaffney, a partner at Cravath, Swaine & Moore LLP, has been a key advisor to First Solar, including having represented First Solar in its initial public offering. Mr. Gaffney, who is 47, received a B.A. from George Washington University and a J.D. and an M.B.A. from New York University.
     Mr. Gaffney will receive an annual base salary of $500,000 (subject to annual review) and standard First Solar benefits. Mr. Gaffney is also eligible to receive an annual bonus of up to 80% of his annual base salary, based on company and individual performance.
     In connection with the commencement of his employment, Mr. Gaffney will receive a sign-on payment of $7,000,000, payable in 20 equal quarterly installments commencing on March 31, 2008. If Mr. Gaffney’s employment is terminated for any reason other than termination by First Solar without cause (as defined in the agreement), Mr. Gaffney will forfeit any unpaid portion of the sign-on payment. Prior to commencing employment, Mr. Gaffney will receive a grant of restricted stock units with respect to First Solar common stock with an aggregate grant date fair market value of $7,000,000, as determined by the Board of Directors of First Solar (the “Board”), which will vest in 20 equal quarterly installments commencing on March 31, 2008. He will also receive a grant of stock options to purchase 100,000 shares of First Solar common stock, exercisable at fair market value on the date of grant as determined by the Board, which will vest in five equal annual installments commencing on December 31, 2008. The restricted stock units and stock options will be subject to the additional terms of grant approved by the Board and the First Solar 2006 Omnibus Incentive Compensation Plan.
     Mr. Gaffney’s employment is anticipated to commence on January 15, 2008, and continue for an indefinite period of time. If First Solar terminates Mr. Gaffney’s employment without cause, First Solar will pay Mr. Gaffney a lump-sum severance payment equal to his annual base salary in effect at the time of termination and will provide him with continued medical coverage for 12 months. In addition, the restricted stock units and stock options granted to Mr. Gaffney in connection with his hiring will immediately vest, and any other equity awards Mr. Gaffney holds at such time will receive an additional 12 months of vesting. Mr. Gaffney is also subject to a confidentiality agreement and a non-competition and non-solicitation agreement, which provides that Mr. Gaffney will not compete with First Solar for 12 months after termination of his employment.

     Mr. Gaffney has also entered into a Change in Control Severance Agreement with First Solar, which provides that upon a termination of employment by First Solar without cause (as defined in the agreement) or by Mr. Gaffney for good reason (as defined in the agreement) within the two-year period following a change in control (as defined in the agreement), Mr. Gaffney will be entitled to a lump-sum severance payment equal to the sum of (a) two times the sum of (i) his base salary and (ii) the greater of (A) his target bonus and (B) the average of the bonuses payable to him over the previous three years and (b) a prorated target bonus for the year of termination, as well as 18 months of continued medical coverage. In addition, all of his equity awards will vest upon a change in control. Mr. Gaffney will also be entitled to a limited gross-up for excise taxes imposed under Section 280G of the Internal Revenue Code.
     A copy of the press release announcing that Mr. Gaffney will be joining First Solar is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.
99.1	Press Release of First Solar issued on December 17, 2007.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SOLAR, INC.

Date: December 17, 2007	By:	/s/	I. Paul Kacir

	Name:		I. Paul Kacir
	Title:		Vice President,
Corporate Secretary